Exhibit 10.2

SEPARATION, NON-COMPETITION AND RELEASE AGREEMENT
 This SEPARATION, NON-COMPETITION AND RELEASE AGREEMENT (this "Agreement") is entered into as of _____________, 2015 by and between Healthways, Inc. (the "Company") and Michael R. Farris ("Executive") (together, the "Parties").
RECITALS
WHEREAS, Executive is employed by the Company pursuant to the terms of the Amended and Restated Employment Agreement between the Company and Executive, dated September 2, 2014 (the "Employment Agreement");
WHEREAS, pursuant to the terms of that certain Purchase Agreement, dated as of November 28, 2015, among American Healthways Services, LLC (a wholly owned subsidiary of the Company) ("AHS"), Executive and NAVCO Acquisition, LLC (the "Purchase Agreement"), as a condition to the consummation of the transactions contemplated by the Purchase Agreement, Executive must execute and deliver this Agreement; and
 WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, the Company and Executive have agreed to terminate Executive's employment pursuant to the Employment Agreement by the mutual written agreement of the Company and Executive.
NOW THEREFORE, in consideration of the mutual covenants and agreements set forth hereinafter, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
AGREEMENT
1.            EXECUTIVE'S SEPARATION. Executive's employment with the Company shall terminate on the date on which the transactions contemplated by the Purchase Agreement are consummated (the "Separation Date").  As of the Separation Date, Executive shall resign from and no longer be an employee, officer, director and/or manager (or any equivalent position) of the Company or any subsidiaries or affiliates thereof, and Executive agrees he shall execute all documents necessary to effect such resignations.  The Parties hereby agree that, for purposes of the Employment Agreement, Executive's termination of employment will be treated as a termination by Executive without Good Reason (as defined in the Employment Agreement) pursuant to Section V.G of the Employment Agreement; provided, however, that the Company hereby waives the 90-day notice of resignation requirement set forth in Section V.G.1 of the Employment Agreement.
2.            SEPARATION PAYMENTS AND BENEFITS. In full and final satisfaction of any and all amounts and benefits due or which could become due to Executive pursuant to the Employment Agreement, any employee benefit or incentive plans or agreements in which Executive participates or is a party (including, without limitation, (i) any of the Company's equity incentive or stock option plans and (ii) all cash, equity and equity-based award agreements between the Company and Executive (each agreement listed in clause (ii), an "Award Agreement" and, collectively, the "Award Agreements")), it is agreed as follows:
a.            Executive will receive from the Company (i) a lump sum cash payment equal to any accrued yet unpaid Base Salary (as defined in the Employment Agreement) through the Separation Date and (ii) any group medical and life insurance benefits accrued through the Separation Date, in each case, payable within 30 days following the Separation Date;

b.            Executive will receive from the Company a pro-rated portion, based upon the number of days during which Executive was employed during the 2015 fiscal year, of the 2015 Bonus (as defined in the Employment Agreement), which amount will be determined for the period beginning on January 1, 2015 and ending on the Separation Date.  As soon as practicable after the Company's audited financial statements for the applicable period become available, but no later than March 31, 2016, the Company shall calculate the amount of the 2015 Bonus to which Executive was entitled pursuant to the immediately preceding sentence based on such audited financial statements.  Subject to Section 3, the Company shall pay Executive the 2015 Bonus no later than April 15, 2016;
c.            Executive will receive from the Company a pro-rated portion (at the rate of $41,666 per month), based upon the number of days during which Executive was employed during the 2015 fiscal year (including the Separation Date), of the Retention Payment (as defined in the Employment Agreement); and
d.            Executive will receive from the Company the $250,000.00 bonus based upon achievement of Hawaii Medical Services Association's 2015 budgeted contribution margin and the execution of a binding long-term renewal of the Hawaii Medical Service Association relationship.
3.            RELEASE OF CLAIMS.  The Company shall not be required to make the payments and provide the benefits specified in Section 2, other than those set forth in Section 2(a) (the "Accrued Amounts"), unless Executive has executed and delivered to the Company the Release of Claims attached as Exhibit A hereto (the "Release") within 30 days following the Separation Date.  Any payments or benefits specified in Section 2, other than the Accrued Amounts, payable during such 30-day period shall be withheld and shall be paid to Executive on the first payroll date following the 30th day following the Separation Date as long as Executive executed and delivered to the Company the Release in accordance with this Section 3. In the event the Release is not executed and delivered to the Company in accordance with this Section 3, the payments and benefits specified in Section 2, other than the Accrued Amounts, shall be forfeited.
4.            NO OTHER PAYMENTS OR BENEFITS.  Except for the payments and benefits provided for in Section 2 of this Agreement, any 401(k) plan or other vested benefits due to Executive pursuant to the terms and conditions of any employee benefit plan in which Executive was a participant on or prior to the Separation Date (but not including the Award Agreements) and any benefits that are due or may become due to Executive under any health or welfare plan of the Company in which Executive was a participant on or prior to the Separation Date, Executive acknowledges and agrees that he is entitled to no other compensation, payments or benefits from the Company and/or its subsidiaries and affiliates of any kind or nature whatsoever, including, without limitation, pursuant to the Employment Agreement or the Award Agreements, and/or for salary, severance pay, medical benefits, fringe benefits, vacation pay, bonuses, incentive compensation, sick pay, insurance, disability insurance, medical benefits, paid or unpaid leave, vesting of cash, equity or equity-based awards or any other allowance, payment, grant, award or benefit of any nature or description.
5.            TAX WITHHOLDING. The Company shall be entitled to withhold from any amounts otherwise payable hereunder to Executive any amounts required to be withheld in respect of federal, state or local taxes, and Executive shall be responsible for all taxes on amounts received under or related to this Agreement.
6.            REPRESENTATIONS.  Executive and the Company make the following representations, each of which is an important consideration to the other party's willingness to enter into this Agreement:

a.            Executive understands and agrees that he has been advised to consult with an attorney of his choice concerning the legal consequences of this Agreement.  Executive hereby acknowledges that prior to signing this Agreement, he had the opportunity to consult, and did consult, with an attorney of his choosing regarding the effect of each and every provision of this Agreement.
b.            Executive acknowledges and agrees that he knowingly and voluntarily entered into this Agreement with complete understanding of all relevant facts and that he was neither fraudulently induced nor coerced to enter into this Agreement.
c.            Each of the Parties represents and warrants to the other that such Party has the capacity or authority, as applicable, to enter into this Agreement and be bound by its terms and that, when executed, this Agreement will constitute a valid and binding agreement of such Party enforceable against such Party in accordance with its terms.
7.            CONFIDENTIALITY, NON-COMPETITION, NON-SOLICITATION.
a.            The Company and Executive acknowledge and agree that the terms and conditions described in Section VIII of the Employment Agreement shall terminate and be of no further force or effect as of the Separation Date, and that such terms and conditions are replaced in their entirety by the provisions of this Section 7.
b.            For purposes of this Agreement, the term:
(i)
"Business" means the provision of certain healthcare consulting and advisory services provided by Navvis Healthcare, LLC and its Subsidiaries (as defined in the Purchase Agreement) in the Ordinary Course of Business (as defined in the Purchase Agreement), including, without limitation, the consulting and advisory services described in the customer contracts listed on Exhibit A to the Purchase Agreement.  To ensure clarity, the Business does not include the promotion, sale or operation of the Dean Ornish Program for the reversal of heart disease or the promotion, sale or operation of Company's Well-Being Improvement Solutions (as defined in the Purchase Agreement);

(ii)
"Restricted Business" shall mean the delivery of care support services, health support services and population health management services that are the same as or substantially similar to the care support services, health support services and population health management services being offered by the Company or any of its subsidiaries or affiliates as of the Separation Date; and

(iii)
"Permitted Services" shall mean (A) the services and activities performed by the Company and its Subsidiaries in the conduct of the Business, (B) providing consulting and advisory services to health systems, physician groups and health plans controlled by health systems ("Permitted Clients") regarding the design, implementation and operation of (i) care models (including transitions of care) for the management of insured and self-insured populations and (ii) health system and physician payment programs such as ACOs, bundled payments, episodes of care, performance contracts and risk contracts, (C) offering and selling to Permitted Clients, solely through a product distribution or commission arrangement with a third party vendor, software whose primary purpose is to support the administration and management of such care models and payment programs ("Permitted Software") and (D) providing consulting and advisory services to managed Medicare and managed Medicaid health plans related to revenue optimization, care models (including transitions of care) and care coordination, health system payment methodologies and physician payment methodologies, and offering and selling Permitted Software to such health plans, solely through a product distribution or commission arrangement with a third party vendor of such Permitted Software.

c.            The Executive acknowledges:
i.
that the Restricted Business is intensely competitive and that the Executive's employment by the Company required that the Executive have access to and knowledge of confidential information of the Company relating to its business plans, financial data, marketing programs, client information, contracts and other trade secrets, in each case other than as and to the extent such information is generally known or publicly available through no violation of this Agreement by Executive;

ii.
the use or disclosure of such information other than in furtherance of the Restricted Business may place the Company at a competitive disadvantage and may do damage, monetary or otherwise, to the Restricted Business; and

iii.
the engaging by Executive in any of the activities prohibited by this Section 7(c) shall constitute improper appropriation and/or use of such information. Executive expressly acknowledges the trade secret status of the Company's or its subsidiaries' or affiliates' confidential information and that the confidential information constitutes a protectable business interest of the Company and its subsidiaries and affiliates.  Executive expressly agrees not to use such confidential information or divulge such confidential information to anyone outside the Company without prior permission by the Company.

d.            The Company (which shall be construed to include the Company, its subsidiaries and their respective affiliates) and Executive agree that for a period beginning on the date hereof and ending on December 31, 2016, Executive shall not:
i.
directly or indirectly engage in Competition (as defined below), with the Company or its subsidiaries or affiliates within any market where the Company is conducting the Restricted Business on the date hereof.  For purposes of this Agreement, "Competition" by Executive shall mean Executive's being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of or permitting his name to be used in connection with the activities of any person or entity engaged in the Restricted Business, provided that, (A) it shall not be a violation of this subsection for Executive to become the registered or beneficial owner of less than five percent (5%) of any class of the capital stock of any one or more competing corporations registered under the 1934 Act, provided that, the Executive does not participate in the business of such corporation until such time as this covenant expires and (B) Executive is expressly permitted to engage in Permitted Services; and

ii.	Executive further agrees that he will not, directly or indirectly, for his benefit or for the benefit of any other person or entity, do any of the following:
a.
solicit from any customer doing business with the Company as of Executive's termination business of the same or of a similar nature to the Restricted Business with such customer, provided, however, Executive shall not be restricted from soliciting such customers for Permitted Services;

b.
solicit from any potential customer of the Company business of the same or of a similar nature to that which, to the knowledge of Executive, has been the subject of a written or oral bid, offer or proposal by the Company, or of substantial preparation with a view to making such a bid, proposal or offer, within 18 months prior to the Separation Date, provided, however, Executive shall not be restricted from soliciting such customers for Permitted Services;

c.
except as contemplated by the Purchase Agreement, recruit or solicit the employment or services of any person who was employed by the Company as of the Separation Date and is employed by the Company at the time of such recruitment or solicitation; or

d.	make comments, whether oral or in writing, that disparage or injure the Company, its officers, directors, agents, employees, products and services.
iii.
Executive acknowledges that the services that were rendered by Executive to the Company were of a special and unique character, which causes this Agreement to be of significant value to the Company, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a breach or threatened breach by the Executive of any of the provisions contained in this Section 7 will cause the Company irreparable injury.  Executive therefore agrees that the Company will be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining Executive from any such violation or threatened violations. Executive acknowledges that the terms of this Section 7 and his obligations are reasonable and will not prohibit Executive from being employed or employable in the health care industry.

e.            If any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the fullest extent permitted by law.

8.            TAX MATTERS; SECTION 409A. Notwithstanding any provision of this Agreement, this Agreement shall be construed and interpreted to comply with or otherwise be exempt from Section 409A of the Internal Revenue Code of 1986 (the "Code"), as amended, and if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Section 409A of the Code or regulations thereunder.  For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A of the Code deferral election rules and the exclusion from Section 409A of the Code for certain short-term deferral amounts.  Executive may not, directly or indirectly, designate the calendar year of any payment due hereunder.  Any amounts payable solely on account of an involuntary separation from service within the meaning of Section 409A of the Code shall be excludible from the requirements of Section 409A of the Code, either as involuntary separation pay or as short-term deferral amounts (e.g., amounts payable under the schedule prior to March 15 of the calendar year following the calendar year of involuntary separation) to the maximum possible extent.  If, as of the Separation Date, Executive is a "specified employee" as determined by the Company, then to the extent that any amount or benefit that would be paid or provided to Executive under this Agreement within six (6) months of his "separation from service" (as determined under Section 409A) constitutes an amount of deferred compensation for purposes of Section 409A and is considered for purposes of Section 409A to be owed to Executive by virtue of his separation from service, then such amount or benefit will not be paid or provided during the six-month period following the date of Executive's separation from service and instead shall be paid or provided on the first business day that is at least seven months following the date of Executive's separation from service, except to the extent that, in the Company's reasonable judgment, payment during such six-month period would not cause Executive to incur additional tax, interest or penalties under Section 409A.  Further, any reimbursements or in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
9.            RETURN OF COMPANY PROPERTY. Upon the Separation Date, Executive shall return to the Company all files, records, credit cards, keys, equipment and all other Company property or documents maintained by Executive for the Company's use or benefit.
10.            GOVERNING LAW.  This Agreement, its Exhibits and all rights, duties and remedies hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Tennessee, without reference to its choice of law rules, except as preempted by federal law.
11.            SUCCESSORS AND ASSIGNS.  This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive's death and (b) any successor of the Company.  Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes.  For this purpose, "successor" means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.  None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution.  Any other attempted assignment, transfer, conveyance or other disposition of Executive's right to compensation or other benefits will be null and void.

12.            AMENDMENTS.  This Agreement may not be amended or modified other than by a written instrument signed by an authorized representative of the Company and Executive.
13.            INTERPRETATION.  The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. Each of the Parties has participated in the drafting and negotiation of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is draft by both Parties, and no presumption or burden of proof share arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.
14.            COUNTERPARTS.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  Facsimile and .pdf signatures will suffice as original signatures.
15.             NOTICES.  All notices hereunder shall be in writing and delivered personally or sent by United States registered or certified mail, postage prepaid and return receipt requested.
If to the Company:

Attn: General Counsel
Healthways, Inc.
701 Cool Springs Blvd.
Franklin, TN 37067

If to Executive:

Michael R. Farris
[address on file]

16.            ENTIRE AGREEMENT.  This Agreement and its Exhibits, together with any other obligations specifically preserved herein and the specific terms of the Award Agreements referenced herein, set forth the entire agreement and understanding of the Parties relating to the subject matter hereof and merges and supersedes all prior discussions, agreements, and understandings of every kind and nature between the Parties hereto, and neither Party shall be bound by any term or condition other than as expressly set forth or provided for in this Agreement.
17.            SEVERABILITY.  If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.
18.            WAIVER OF JURY TRIAL. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY THE OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT. THE PROVISIONS OF THIS SECTION 18 SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have caused this Agreement to be executed as of the dates set forth below.

COMPANY HEALTHWAYS, INC.	EXECUTIVE

By:
Name:	Michael R. Farris
Title:

Date:	Date:

Exhibit A
RELEASE OF CLAIMS
 In exchange for the payments described in Section 2 and 3 of the Separation, Non-Competition and Release Agreement (the "Separation Agreement") by and between Healthways, Inc. (the "Company") and Michael R. Farris ("Executive") (together, the "Parties") and in accordance with the terms of the Employment Agreement (as defined in the Separation Agreement), Executive hereby agrees as follows:
1.
Except as set forth in the Purchase Agreement, dated as of November 28, 2015, among American Healthways Services, LLC ("AHS"), Executive and NAVCO Acquisition, LLC (the "Purchase Agreement") or any of the other Transaction Documents (as defined in the Purchase Agreement), Executive hereby forever releases and discharges the Company, and each of its predecessors, assigns, former and current employees, representatives, agents,  partners, owners,  parent companies, subsidiaries, affiliates, successors, including any and all persons acting with any of them (collectively, "Released Parties" or individually, "Released Party"), from any claims or causes of action, known or unknown ("Claims"), which Executive had, now has or claims to have, or may hereafter claim to have against any of the Released Parties.  Such Claims include those under any local, state or federal law, Executive Order, or at common law including, but not limited to, for wrongful termination, breach of an express or implied contract (including, without limitation, the Employment Agreement), breach of the covenant of good faith and fair dealing, breach of fiduciary duty, employment discrimination (including harassment, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability and loss of future earnings), and any claims pursuant to any Tennessee state law, and all claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 1981(a), the Employment Retirement Income Security Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the National Labor Relations Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Immigration Reform Control Act, the Genetic Information Non-Discrimination Act and the Equal Pay Act, as well as all federal and state executive orders including Executive Order 11246 and all claims under other applicable federal, state and local codes, laws, regulations or ordinances concerning his employment with the Company or the termination thereof. Such Claims also include any claims that may be made by Executive or his affiliates pursuant to the Purchase Agreement, dated as August 24, 2011, among Executive, AHS, Navvis Healthcare, LLC and other parties thereto.  This Release further specifically encompasses all claims related to compensation, benefits, incentive packages and/or any other form of compensation Executive may or may not have received during his employment.  This provision does not include the release of claims with respect to any rights to indemnification, contribution or advancement of expenses Executive may have under the Company's certificate of incorporation or bylaws, in each case as currently in effect and as may be in effect from time to time, including any rights Executive may have under directors' and officers' insurance policies.

2.
In compliance with the Older Worker Benefit Protection Act, Executive acknowledges that he is specifically waiving any claims under the federal Age Discrimination in Employment Act of 1967, as amended.

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3.
Executive represents and agrees that he is fully aware of his rights and has been advised in this writing and otherwise to discuss any and all aspects of the Separation Agreement and this Release with his attorney or counselor of his choice, that he has carefully read and fully understands all of the provisions of the Separation Agreement and that before the execution of this Agreement he has been provided a period of twenty-one (21) days within which to consider each and every provision of the Separation Agreement and this Release in consultation with counsel of his choosing.  Executive acknowledges and agrees that he knowingly and voluntarily entered into the Separation Agreement and this Release with complete understanding of all relevant facts, and that he was neither fraudulently induced nor coerced to enter into the Separation Agreement or this Release.

4.
Executive further understands that even after signing this Release, he shall have a period of seven (7) days to reconsider and change his mind and revoke this Release.  This Release shall become effective and binding only on the 8th calendar day after he has signed this Release and only in the absence of an effective waiver (the "Effective Date").

5.
Executive represents that, he has not filed any other complaint(s), charge(s) or Lawsuit(s) against the Company or any other Released Party with the United States Equal Employment Opportunity Commission (the "EEOC") or with any other local, state or federal agency or court.  This Agreement will not affect Executive's right to hereafter file a charge with the EEOC relating to matters outside the scope of this Agreement or to participate in an investigation or proceeding conducted by the EEOC; however, while this Agreement shall not act to prevent Executive from filing a charge of discrimination with or participating in an investigation or proceeding conducted by the EEOC, by signing this Agreement, Executive waives his right to recover any damages or other relief in any claim or suit brought by or through the EEOC or any other state or local agency on his behalf under any federal, state, or local anti-discrimination law against the Company or any other Released Party for any event which occurred as of the date of hereof, except where prohibited by law.  Executive further agrees that if any state or federal agency or court assumes jurisdiction of any complaint(s), charge(s) or lawsuit(s) against the Company or any other Released Party on behalf of Executive, Executive will request such agency or court withdraw from the matter, and Executive will refuse any benefits derived therefrom and hereby waives his right to recover any damages or other relief with respect thereto.

ACCEPTED AND AGREED,
as of the date set forth below:

Michael R. Farris

Date: _____________________________________

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